UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Vesty, David P.
   14 Oak Park
   Bedford, MA  01730
   USA
2. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Worldwide Sales
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |11/09/|M   | |7,500             |A  |$14.37     |                   |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/09/|S   | |7,500             |D  |$25.234    |                   |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Incentive Stock Option|$14.37 (|11/09|M   | |7,500      |D  |07/01|12/30|Common Stock|7,500  |       |6,600 (3)   |D  |            |
                      |1)      |/98  |    | |           |   |/94 (|/03  |            |       |       |            |   |            |
                      |        |     |    | |           |   |2)   |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$14.37 (|07/13|J (1|V|3,550 (1)  |A  |07/01|12/30|Common Stock|3,550 (|       |10,650 (1)  |D  |            |
ion                   |1)      |/98  |)   | |           |   |/94  |/03  |            |1)     |       |            |   |            |
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Nonqualified Stock Opt|$11.33 (|07/13|J (1|V|600 (1)    |A  |07/01|06/16|Common Stock|600 (1)|       |1,800 (1)   |D  |            |
ion                   |1)      |/98  |)   | |           |   |/94  |/04  |            |       |       |            |   |            |
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Incentive Stock Option|$14.41 (|07/13|J (1|V|600 (1)    |A  |03/01|01/10|Common Stock|600 (1)|       |1,800 (1)   |D  |            |
                      |1)      |/98  |)   | |           |   |/95  |/05  |            |       |       |            |   |            |
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Nonqualified Stock Opt|$14.41 (|07/13|J (1|V|5,400 (1)  |A  |03/01|01/10|Common Stock|5,400 (|       |16,200 (1)  |D  |            |
ion                   |1)      |/98  |)   | |           |   |/95  |/05  |            |1)     |       |            |   |            |
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Nonqualified Stock Opt|$14.41 (|07/13|J (1|V|3,000 (1)  |A  |03/01|05/11|Common Stock|3,000 (|       |9,000 (1)   |D  |            |
ion                   |1)      |/98  |)   | |           |   |/95  |/05  |            |1)     |       |            |   |            |
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Incentive Stock Option|$10.33 (|07/13|J (1|V|6,525 (1)  |A  |03/01|04/01|Common Stock|6,525 (|       |19,575 (1)  |D  |            |
                      |1)      |/98  |)   | |           |   |/96  |/06  |            |1)     |       |            |   |            |
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Nonqualified Stock Opt|$10.33 (|07/13|J (1|V|10,475 (1) |A  |03/01|04/01|Common Stock|10,475 |       |31,425 (1)  |D  |            |
ion                   |1)      |/98  |)   | |           |   |/96  |/06  |            |(1)    |       |            |   |            |
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Nonqualified Stock Opt|$9.00 (1|07/13|J (1|V|5,950 (1)  |A  |03/01|08/20|Common Stock|5,950 (|       |17,850 (1)  |D  |            |
ion                   |)       |/98  |)   | |           |   |/96  |/06  |            |1)     |       |            |   |            |
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Nonqualified Stock Opt|$9.41 (1|07/13|J (1|V|34,250 (1) |A  |03/01|03/02|Common Stock|34,250 |       |102,750 (1) |D  |            |
ion                   |)       |/98  |)   | |           |   |/97  |/07  |            |(1)    |       |            |   |            |
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Nonqualified Stock Opt|$14.41 (|07/13|J (1|V|16,300 (1) |A  |03/01|02/02|Common Stock|16,300 |       |48,900 (1)  |D  |            |
ion                   |1)      |/98  |)   | |           |   |/98  |/08  |            |(1)    |       |            |   |            |
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Incentive Stock Option|$14.41 (|07/13|J (1|V|2,700 (1)  |A  |03/01|02/02|Common Stock|2,700 (|       |8,100 (1)   |D  |            |
                      |1)      |/98  |)   | |           |   |/98  |/08  |            |1)     |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) On June 17, 1998, the Company declared a 3-for-2 stock split effected in the form of a stock dividend payable to holders of record of common stock on June 29, 1998. On the payment date of July 13, 1998, pursuant to the anti-dilution provisions in the Company's stock option plans, each option granted by the Company prior to June 29, 1998 was adjusted to reflect the stock split effected in the form of a stock dividend. Each of the options reported herein were previously reported. The adjustments in Table II involve the price of each option, the number of shares underlying such options, and the number of derivative securities beneficially owned at the end of the month.
(2) The option vests in equal monthly increments over a 60 month period commencing July 1, 1994.
(3) On 12/01/98, options to purchase 3,075 were vested.
SIGNATURE OF REPORTING PERSON
David P. Vesty
DATE
December 02, 1998